Exhibit 99.1

CONTACTS: FOR IMMEDIATE RELEASE	State National Companies, Inc. David Hale, COO & CFO 817-265-2000 Dennard • Lascar Associates Rick Black 713-529-6600

State National Companies Reports

Fourth Quarter and Full Year 2015 Results

BEDFORD, TX — March 10, 2016 — State National Companies, Inc. (NASDAQ: SNC), a leading specialty provider of property and casualty insurance, today reported its financial results for the fourth quarter and full year ended December 31, 2015. The Company also reaffirmed its 2016 outlook.

Fourth Quarter 2015 Financial Highlights Compared to the Fourth Quarter 2014:

•                  Total revenues were $55.3 million, up 28.6%

•                  Premiums earned were $32.9 million, an increase of 21.4%

•      Ceding fees were $18.6 million, up 46.5%

•                  Adjusted net income was $13.9 million, an increase of 75.9%

•                  Adjusted diluted EPS of $0.32, up from $0.18

•                  Combined ratio for Lender Services was 83.6%, down from 89.3%

Full Year 2015 Financial Highlights Compared to the Full Year 2014

•                  Total revenues were $198.9 million, up 28.7%

•                  Premiums earned were $118.1 million, an increase of 22.1%

•                  Ceding fees were $68.0 million, up 48.8%

•                  Adjusted net income was $44.7 million, an increase of 55.7%

•                  Adjusted diluted EPS of $1.01, up from $0.73

•                  Adjusted ROE of 17.7%, up from 14.9%

•                  Combined ratio for Lender Services was 86.5%, down from 89.3%

Commenting on the results, State National’s Chairman and Chief Executive Officer, Terry Ledbetter, said, “In the fourth quarter and full year 2015, we generated strong earnings growth in our Lender and Program Services segments.  Through our capital efficient business model, our adjusted return on equity (ROE) increased to 17.7% in 2015 compared to 14.9% in 2014. We also remain committed to enhancing shareholder value through strategic and prudent capital allocation. During 2015, State National paid dividends of $6.2 million ($0.14 per share) and as of March 7, 2016, repurchased approximately 2.0 million shares under our share repurchase program that began in November 2015. We firmly believe in our long-term growth prospects and our ability to generate strong profits, cash flow and returns on equity. We are reaffirming our 2016 outlook.”

Total revenues in the fourth quarter of 2015 were $55.3 million, up 28.6 percent from $43.0 million in the fourth quarter of 2014.  Adjusted net income, a non-GAAP measure, was $13.9 million, or $0.32 per diluted share, in the fourth quarter of 2015, compared to adjusted net income of $7.9 million, or $0.18 per diluted share, for the same period in 2014.  Reported net income was $13.9 million, or $0.32 per diluted share, in the fourth quarter of 2015.  See below for a reconciliation of non-GAAP financial measures.

Total revenues for 2015 were $198.9 million, up 28.7 percent from $154.5 million in 2014, primarily due to increases in premiums earned and ceding fees. Adjusted net income was $44.7 million, or $1.01 per diluted share in 2015, compared to adjusted net income of $28.7 million or $0.73 per diluted share in 2014. Reported net income was $44.7 million in 2015, compared to $11.0 million in 2014.

Lender Services Segment

In Lender Services, the Collateral Protection Insurance, or CPI, business is fully vertically integrated and State National manages all aspects of the CPI business for its clients, including policy issuance and administration, underwriting and claims. The Company differentiates itself from competitors by establishing long-term relationships with clients, leveraging its alliance with CUNA Mutual, and providing high-quality service and advanced technology to more than 600 customers and over 6.2 million loans.

In the fourth quarter of 2015, total revenues from the Lender Services segment were $33.7 million, an increase of $6.0 million, or 21.7 percent, from the fourth quarter of 2014.  Premiums earned increased by $5.9 million, or 21.4 percent, to $32.9 million in the fourth quarter of 2015 from $27.1 million in the fourth quarter of 2014. Contributing to this increase in Lender Services premiums are sales of new accounts and growth in loan portfolios of existing accounts driven by rising automobile sales and higher automobile loan sizes.

Total revenues from the Lender Services segment for the full year 2015 were $121.0 million, an increase of $21.6 million, or 21.6 percent, from 2014, and premiums earned increased by $21.4 million, or 22.1 percent, to $118.1 million in 2015 from $96.7 million in 2014, primarily due to the same factors affecting the fourth quarter.

Losses and loss adjustment expenses were $14.9 million in the fourth quarter of 2015, compared to $11.7 million in the same period last year, primarily a result of increased exposure due to higher earned premiums, and increases in claim frequency and severity.  Although we have experienced a slightly higher loss ratio, it is more than offset by a decrease in our expense ratio due to our ability to effectively leverage fixed costs.

Losses and loss adjustment expenses were $53.8 million in 2015, compared to $40.6 million in 2014, again related to an increased loss ratio and higher earned premiums.  A strengthening economy, an aging automobile fleet, and easier access to credit have contributed to an increase in vehicle sales, resulting in higher loan balances upon which the Company pays claims. The net loss ratio increased to 45.5 percent for 2015 from 42.0 percent for 2014, which was also driven by an increase in claim volume and severity that impacted the fourth quarter performance.  However, our net expense ratio decreased to 41.0 percent for 2015 from 47.3 percent for 2014 due to our ability to effectively leverage fixed costs.  The resulting net combined ratio decreased to 86.5 percent for 2015 from 89.3 percent for 2014, consistent with our objective of 85 to 90 percent for a full year.

Program Services Segment

The Program Services segment provides fronting to general agents and insurance carriers to leverage State National’s “A” (Excellent) A.M. Best rating with its expansive licenses and trusted reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  State National issues the policy, and the reinsurer assumes the risk.

In the fourth quarter of 2015, total revenues from the Program Services segment were $18.6 million, an increase of $5.9 million, or 46.5 percent, from the fourth quarter of 2014.  The growth in revenues was driven by increased ceding fees from both new and existing client programs. The Nephila Capital program contributed ceding fees of $4.4 million, consisting of $3.5 million of capacity fees and $0.9 million of premium related fees.

Total revenues from the Program Services segment for the full year 2015 were $68.0 million, an increase of $22.3 million, or 48.8 percent, from 2014. This increase was primarily driven by higher premium related ceding fees of $11.1 million, due to the increase in gross earned premiums and increased capacity fees of $11.2 million.

General and Administrative Expenses

General and administrative expenses in the fourth quarter of 2015 decreased 1.8 percent, to $16.3 million from $16.6 million in the fourth quarter of 2014, primarily due to a decrease in professional fees.

General and administrative expenses for 2015 increased by $4.1 million, or 7.0 percent, to $63.0 million from $58.9 million in 2014, primarily due to significant public company related expenses including SEC compliance and stock-based compensation.

Balance Sheet

State National’s balance sheet reflects low financial leverage with $44.5 million of subordinated debentures.  The subordinated debentures have limited covenant requirements and are interest-only until the mid-2030s.

The Company had $6.0 million of goodwill and other intangibles at December 31, 2015.

State National’s investment portfolio is primarily comprised of fixed income securities, the majority of which have investment grade ratings with short duration of approximately four years and are laddered to allow for new funds to reinvest annually as rates change.  Most of the Company’s reserves are ceded to reinsurers.

Share Repurchase Program

On October 12, 2015, the Company announced that its Board of Directors authorized the repurchase of up to $50 million of the Company’s common stock from time to time through open market or privately negotiated transactions, based on prevailing market conditions. As of March 7, 2016, the Company had purchased approximately 2.0 million shares for $18.9 million under the repurchase program.

2016 Outlook

State National has reaffirmed its 2016 outlook:

•                  In Lender Services, the Company expects net earned premiums in fiscal 2016 to be in the range of $115 to $125 million, with a combined ratio of 85 to 90 percent.

•                  In Program Services, State National expects ceding fees in fiscal 2016 to be in the range of $55 to $65 million.

Non-GAAP Reconciliation

This press release includes certain financial measures that have been adjusted for items impacting comparability. The accompanying information provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Adjusted net income is considered a non-GAAP financial measure because it reflects adjustments to net income, which is the most directly comparable measure calculated in accordance with GAAP for the pro forma provision for income taxes as if the Company had been treated as a C Corporation for each period presented and the exclusion (net of tax benefit) of the increase in the Company’s deferred tax asset as a result of the conversion to C Corporation status, the amount of founder special compensation and the non-recurring offering-related expenses and contract modification expense related to the amendment to our alliance agreement with CUNA Mutual, as applicable. Management believes this measure is helpful to investors because it provides comparability in evaluating core financial performance between periods.  Those adjustments to the GAAP measures are only applicable to 2014 and prior periods.

STATE NATIONAL COMPANIES, INC.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share data)

Adjusted Net Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted net income	$13,914	$7,887	$44,666	$28,683
Reconciliation of adjusted net income:
Net income	$13,914	$6,847	$44,666	$11,013
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	—	(103)	—	4,090
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	—	(201)	—	14,279
Plus: Founder special compensation (1) (6)	—	230	—	11,203
Plus: Offering-related expenses (2) (6)	—	483	—	5,524
Plus: Contract modification expense (3) (6)	—	229	—	11,132
Adjusted net income	$13,914	$7,887	$44,666	$28,683

Adjusted Earnings Per Share

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted diluted earnings per share	$0.32	$0.18	$1.01	$0.73
Reconciliation of adjusted diluted earnings per share:
Net income	$0.32	$0.15	$1.01	$0.28
Plus (less): Provision for income taxes to reflect change to C corporation status (4)	—	—	—	0.11
Less: Recognition of deferred tax asset upon conversion to C corporation (5)	—	—	—	0.36
Plus: Founder special compensation (1) (6)	—	0.01	—	0.28
Plus: Offering-related expenses (2) (6)	—	0.01	—	0.14
Plus: Contract modification expense (3) (6)	—	0.01	—	0.28
Adjusted diluted earnings per share	$0.32	$0.18	$1.01	$0.73

(1)         Prior to the completion of the private placement in June 2014, we made special compensation payments to our co-founders in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)         Offering related expenses are non-recurring expenses related to the Company’s private placement of common stock in 2014.

(3)         In connection with the 2014 amendment to the alliance agreement with CUNA Mutual, we agreed to pay CUNA Mutual $17.8 million. As a result, we recorded contract modification expense of $17.8 million as of June 30, 2014.

(4)         Upon the completion of the private placement, our parent company’s status as a Subchapter S corporation terminated and our consolidated income became fully subject to U.S. federal income taxes.  This adjustment represents estimated income taxes as if the Company had been treated as a C Corporation for each period presented.

(5)         As a result of the Company’s conversion to a C Corporation, the deferred tax asset increased by approximately $14.3 million as of June 30, 2014 primarily due to the effects of eliminating deferred tax balances on the insurance subsidiaries related to intercompany transactions.

(6)         Founder special compensation, offering-related expenses and contract modification expense are shown net of estimated statutory federal and state income taxes for each period presented.

Conference Call

State National will host a conference tomorrow morning, March 11, 2016 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss its fourth quarter and full year 2015 results.  To access the call live, dial (716) 247-5810 and use the passcode 44927415# at least 10 minutes prior to the start time.  Alternatively, investors can listen live over the Internet by visiting the Company’s website at http://ir.statenational.com/.  For those who cannot listen to the live call, a telephonic replay will be available through March 18, 2016 and may be accessed by calling (404) 537-3406 and using pass code 44927415#.  Also, an archive of the webcast will be available after the call for a period of 90 days on the “Investor Relations” section of the Company’s website at http://www.statenational.com/.

About State National Companies, Inc.

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance operating in two niche markets across the United States.  In its Program Services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.  In its Lender Services segment, the company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies.  To learn more, please visit www.statenational.com. The Company routinely posts important company information on its website.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this press release are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally, but not always, accompanied by words such as “estimate,” “believe,” “expect,” “will,” “plan,” “target,” “could”  or other words that convey the uncertainty of future events or outcomes.

There can be no assurance that actual developments will be those anticipated by us. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, our ability to recover from our capacity providers, the cost and availability of reinsurance coverage, challenges to our use of issuing carrier or fronting arrangements by regulators or changes in state or federal insurance or other statutes or regulations, our dependence on a limited number of business partners, potential regulatory scrutiny of lender-placed automobile insurance, level of new car sales, availability of credit for vehicle purchases and other factors affecting automobile financing, our ability to compete effectively, a downgrade in the financial strength ratings of our insurance subsidiaries, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, changes in interest rates or other changes in the financial markets, the effects of emerging claim and coverage issues, changes in the demand for our products, the effect of general economic conditions, breaches in data security or other disruptions with our technology, and changes in pricing  or other competitive environments.

Forward-looking statements involve inherent risks and uncertainties that are difficult to predict, many of which are beyond our control. Additional information about these risks and uncertainties is contained in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except for share and per share information)

	December 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Investments:
Fixed-maturity securities — available-for-sale, at fair value (amortized cost — $327,764, $305,019, respectively)	$329,522	$309,911
Equity securities — available-for-sale, at fair value (cost — $4,796, $1,419, respectively)	5,544	2,642
Total investments	335,066	312,553

Cash and cash equivalents	51,770	38,348
Restricted cash and investments	3,717	6,597
Accounts receivable from agents, net	23,913	18,528
Reinsurance recoverable on paid losses	1,187	1,200
Deferred acquisition costs	1,075	1,036
Reinsurance recoverables	1,911,660	1,656,534
Property and equipment, net (includes land held for sale — $1,034, $1,034, respectively)	17,163	18,397
Interest receivable	2,158	1,795
Income taxes receivable	3,330	—
Deferred income taxes, net	26,208	23,864
Goodwill and intangible assets, net	5,958	6,683
Other assets	5,113	6,229
Total assets	$2,388,318	$2,091,764

Liabilities
Unpaid losses and loss adjustment expenses	$1,364,774	$1,209,905
Unearned premiums	585,448	480,124
Allowance for policy cancellations	59,610	55,500
Deferred ceding fees	29,119	23,612
Accounts payable to agents	2,458	2,448
Accounts payable to insurance companies	3,801	4,399
Subordinated debentures	44,500	44,500
Income taxes payable	—	1,762
Other liabilities	35,151	28,642
Total liabilities	2,124,861	1,850,892

Shareholders’ equity
Common stock, $.001 par value (150,000,000 shares authorized; 42,699,550 and 44,247,102 shares issued at December 31, 2015 and December 31, 2014, respectively)	43	44
Preferred stock, $.001 par value (10,000,000 shares authorized; no shares issued and outstanding at December 31, 2015 and December 31, 2014)	—	—
Additional paid-in capital	224,719	220,577
Retained earnings	37,322	16,108
Accumulated other comprehensive income	1,373	4,143
Total shareholders’ equity	263,457	240,872
Total liabilities and shareholders’ equity	$2,388,318	$2,091,764

STATE NATIONAL COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except for per share information)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums earned	$32,923	$27,065	$118,068	$96,650
Commission income	391	366	1,465	1,533
Ceding fees	18,596	12,707	67,956	45,732
Net investment income	1,987	1,440	7,948	4,841
Realized net investment gains (losses)	1,008	125	1,888	1,311
Other income	395	1,323	1,623	4,460
Total revenues	55,300	43,026	198,948	154,527

Expenses:
Losses and loss adjustment expenses	14,798	11,812	55,753	40,821
Commissions	1,538	1,444	5,502	3,882
Taxes, licenses, and fees	945	779	3,130	2,832
General and administrative	16,329	16,570	62,978	58,891
Founder special compensation	—	—	—	17,914
Offering-related expenses	—	603	—	8,833
Contract modification expense	—	—	—	17,800
Interest expense	516	509	2,031	2,237
Total expenses	34,126	31,717	129,394	153,210

Income (loss) before income taxes	21,174	11,309	69,554	1,317

Income taxes:
Current tax expense (benefit)	3,863	7,009	25,741	11,514
Deferred tax expense (benefit)	3,397	(2,547)	(853)	(21,210)
	7,260	4,462	24,888	(9,696)
Net income (loss)	$13,914	$6,847	$44,666	$11,013

Net income (loss) per share attributable to common shareholders:
Basic earnings per share	$0.32	$0.15	$1.01	$0.28
Diluted earnings per share	0.32	0.15	1.01	0.28

Dividends, per share	$0.06	$0.01	$0.14	$0.49

Weighted-average common shares outstanding — basic	43,946,013	44,235,102	44,165,458	39,383,641
Weighted-average common shares outstanding — diluted	44,005,264	44,247,102	44,188,593	39,389,855

Program Services Segment — Results of Operations

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2015	2014	2015	2014

Revenues:
Premiums earned	$9	$11	$(1)	$(4)
Ceding fees	18,596	12,707	67,956	45,732
Other income	—	—	—	—
Total revenues	18,605	12,718	67,955	45,728

Expenses:
Losses and loss adjustment expenses	(70)	104	1,987	217
Commissions	3	3	5	2
Taxes, licenses, and fees	6	5	14	8
General and administrative	3,456	2,853	12,446	10,855
Total expenses	3,395	2,965	14,452	11,082

Income (loss) before income taxes	$15,210	$9,753	$53,503	$34,646

Program gross expense ratio	1.2%	1.3%	1.1%	1.2%
Gross premiums written	$277,092	$216,241	$1,119,125	$909,501
Gross premiums earned	$271,286	$222,941	$1,016,693	$815,189

Lender Services Segment — Results of Operations

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2015	2014	2015	2014

Revenues:
Premiums earned	$32,914	$27,054	$118,069	$96,654
Commission income	391	366	1,465	1,533
Other income	395	328	1,498	1,266
Total revenues	33,700	27,748	121,032	99,453

Expenses:
Losses and loss adjustment expenses	14,868	11,708	53,766	40,604
Commissions	1,535	1,441	5,497	3,880
Taxes, licenses, and fees	939	774	3,116	2,824
General and administrative	10,156	10,238	39,837	38,995
Contract modification expense	—	—	—	17,800
Total expenses	27,498	24,161	102,216	104,103

Income (loss) before income taxes	$6,202	$3,587	$18,816	$(4,650)

Adjusted pre-tax income (loss)	$6,202	$3,587	$18,816	$13,150
Reconciliation of adjusted pre-tax income (loss):
Pre-tax income (loss)	$6,202	$3,587	$18,816	$(4,650)
Plus: Contract modification expense (1)	—	—	—	17,800
Adjusted pre-tax income (loss)	$6,202	$3,587	$18,816	$13,150

Net loss ratio	45.2%	43.3%	45.5%	42.0%
Net expense ratio	38.4%	46.0%	41.0%	47.3%
Net combined ratio	83.6%	89.3%	86.5%	89.3%

Gross premiums written	$43,327	$34,646	$145,962	$124,624
Net premiums written	$36,059	$29,292	$120,511	$99,079

(1)         In connection with the 2014 amendment to the alliance agreement with CUNA Mutual, we agreed to pay CUNA Mutual $17.8 million. As a result, we recorded contract modification expense of $17.8 million as of June 30, 2014.

Corporate Segment — Results of Operations

Unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2015	2014	2015	2014

Revenues:
Net investment income	$1,987	$1,440	$7,948	$4,841
Realized net investment gains (losses)	1,008	125	1,888	1,311
Other income	—	995	125	3,194
Total revenues	2,995	2,560	9,961	9,346

Expenses:
General and administrative	2,717	3,479	10,695	9,041
Founder special compensation	—	—	—	17,914
Offering-related expenses	—	603	—	8,833
Interest expense	516	509	2,031	2,237
Total expenses	3,233	4,591	12,726	38,025

Income (loss) before income taxes	(238)	(2,031)	(2,765)	(28,679)

Income tax expense (benefit)	7,260	4,462	24,888	(9,696)

Net income (loss)	$(7,498)	$(6,493)	$(27,653)	$(18,983)

Adjusted pre-tax income (loss)	$(238)	$(1,428)	$(2,765)	$(1,932)
Reconciliation of adjusted pre-tax income (loss):
Pre-tax income (loss)	$(238)	$(2,031)	$(2,765)	$(28,679)
Plus: Founder special compensation (1)	—	—	—	17,914
Plus: Offering-related expenses (2)	—	603	—	8,833
Adjusted pre-tax income (loss)	$(238)	$(1,428)	$(2,765)	$(1,932)

(1)         During the periods presented, we made special compensation payments to our co-founders in recognition of their service to our Company.  We refer to these payments as “founder special compensation.”  Following the completion of the private placement, we ceased paying founder special compensation.

(2)         Offering related expenses are non-recurring expenses related to the Company’s private placement of common stock in 2014.

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